1551 N. Tustin Avenue, Suite 300

Santa Ana, CA 92705

714.667.8252 main

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www.gbe-reits.com/healthcare2

Contact: Damon Elder
Phone: 714.975.2659
Email: damon.elder@grubb-ellis.com

Grubb & Ellis Healthcare REIT II Acquires
Center for Neurosurgery and Spine near St. Cloud, Minn.

ST. CLOUD, Minn. (April 6, 2010) – Grubb & Ellis Healthcare REIT II, Inc. today announced that it has acquired the Center for Neurosurgery and Spine, a 36,600-square-foot, two-building medical office portfolio in the St. Cloud suburb of Sartell.

Located at 162 and 166 19th St. South, the Center for Neurosurgery and Spine is within approximately one-half mile of CentraCare Clinic Health Plaza and three miles of the 393-bed St. Cloud Hospital. Built in 2006 on approximately 3.7 acres of land, the property is fully leased to five tenants, including Central Minnesota Neurosciences, the Center for Pain Management and Central Minnesota Center for Diagnostic Imaging.

“The Center for Neurosurgery and Spine is completely occupied, well-located near the region’s largest hospital and in the midst of a thriving population center with growing demand for medical care,” said Jeff Hanson, chairman and chief executive officer. “These are key attributes that make this an ideal acquisition for Grubb & Ellis Healthcare REIT II.”

The Center for Neurosurgery and Spine benefits from its proximity to St. Cloud Hospital, the largest full-service medical center in central Minnesota.  St. Cloud Hospital, founded in 1886, serves a population of approximately 640,000 people in a 12-county area.  The hospital has been named a Thomson Reuters Top 100 Hospital and recognized as one of “America’s Best Hospitals” by U.S. News & World Report.  CentraCare Clinic Health Plaza houses St. Cloud Hospital outpatient services.

The property was acquired from unaffiliated third parties: Stingray Properties LLC, Crystal Blue Properties LLC, Sylvan Holdings LLC and Dr. Samuel Elghor. The sellers were represented by Noah Larson of Grubb & Ellis | Northco Real Estate Services.

About Grubb & Ellis Healthcare REIT II
Grubb & Ellis Healthcare REIT II, Inc. intends to qualify as a real estate investment trust that seeks to preserve, protect and return investors’ capital contributions, pay regular cash distributions, and realize growth in the value of its investments upon the ultimate sale of such investments. Grubb & Ellis Healthcare REIT II is seeking to raise up to approximately $3 billion in equity and to acquire a diversified portfolio of real estate assets, focusing primarily on medical office buildings and other healthcare-related facilities.

Grubb & Ellis Healthcare REIT II is sponsored by Grubb & Ellis Company (NYSE: GBE). Grubb & Ellis is one of the largest and most respected commercial real estate services and investment companies in the world. Grubb & Ellis Company’s 6,500 professionals in more than 100 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment subsidiaries, the company is a leading sponsor of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including publicly registered non-traded real estate investment trusts (REITs), tenant-in-common (TIC) investments suitable for tax deferred 1031 exchanges, separate accounts and other real estate investment funds. For more information, visit www.grubb-ellis.com.

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This release contains certain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to the Center for Neurosurgery and Spine’s occupancy, whether its proximity to the St. Cloud Hospital and the CentraCare Clinic Health Plaza is beneficial and the thriving St. Cloud community with growing demand for medical care. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the strength and financial condition of the Center for Neurosurgery and Spine and its tenants; uncertainties relating to the CentraCare Clinic Health Plaza, St. Cloud Hospital and local economy of the St. Cloud region; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the U.S. Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS IS NEITHER AN OFFER TO SELL NOR AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN. OFFERINGS ARE MADE ONLY BY MEANS OF A PROSPECTUS OR OFFERING MEMORANDUM.

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